Exhibit 99.1

        JoS. A. Bank Clothiers Reports First Quarter Earnings Per Share; Company Expects Double-Digit Earnings Increase for Full Year 2006

     HAMPSTEAD, Md.--(BUSINESS WIRE)--June 8, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announced today sales and earnings for the first quarter of the fiscal year ending February 3, 2007 ("fiscal 2006"). In addition, the Company has provided earnings guidance for fiscal 2006.
     For the first quarter of fiscal 2006, net income was $5.9 million, or $0.32 per share, as compared with net income of $6.7 million, or $0.38 per share, in the first quarter of the fiscal year ended January 29, 2006 ("fiscal 2005").
     "While our sales of new transitional spring products remained consistent with last year, gross profits declined primarily as a result of increased customer demand for fall merchandise, resulting in less demand for the year-round core merchandise," stated David E. Ullman, Chief Financial Officer of JoS. A. Bank, Clothiers, Inc. "Our new spring products continue to show strong sales in May and early June, so we expect our year-over-year profits to increase at least 10% in the second quarter of fiscal 2006," continued Mr. Ullman.
     In addition, based on recent positive sales and gross margin trends, the Company expects to generate a double-digit percentage increase in earnings per share for the full year of fiscal 2006, as compared with the earnings per share of $1.95 in fiscal 2005.
     Total sales for the first quarter of fiscal 2006 increased 17.7% to $113.7 million, as compared with $96.6 million in the comparable prior year period. Comparable stores sales increased 4.7% in the first quarter of fiscal 2006, as compared with the comparable prior year period, while combined catalog and Internet sales increased 25.0%.
     A conference call to discuss this earnings news release will be held today, June 8, 2006 at 11:00 a.m. Eastern Time (EDT). To participate in the call today, please dial (USA) 800-762-4519 or (International) 480-629-9025, at least five minutes before 11:00 a.m. EDT. A replay of the conference call will be available after 2:30 p.m. EDT on June 8, 2006 until June 15, 2006 at 11:59 p.m. EDT by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 830552. A webcast replay of the conference call will be posted on the investor relations portion of our website: www.josbank.com (select 'Company Information' and 'Investor Relations').

     JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 334 stores in 40 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB."

     The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the successful implementation of the Company's growth strategy, including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, fashion trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates and projections. These risks should be carefully reviewed before making any investment decision.


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                 (In thousands except per share data)
                              (Unaudited)

                                              Three Months Ended
                                         -----------------------------
                                         April 30, 2005 April 29, 2006
                                         -------------- --------------

Net sales                                $      96,575  $     113,665

Cost of goods sold                              35,962         43,914
                                         -------------- --------------

Gross profit                                    60,613         69,751
                                         -------------- --------------

Operating expenses:
  Sales and marketing                           39,576         47,032
  General and administrative                     9,179         12,200
  Store opening costs                               76             84
                                         -------------- --------------
Total operating expenses                        48,831         59,316
                                         -------------- --------------

Operating income                                11,782         10,435

Interest expense, net                              324            321
                                         -------------- --------------

Income before provision for income taxes        11,458         10,114
Provision for income taxes                       4,721          4,253
                                         -------------- --------------

  Net income                             $       6,737  $       5,861
                                         ============== ==============

Earnings per share:
Net income:
  Basic                                  $        0.40  $        0.33
  Diluted                                $        0.38  $        0.32
Weighted average shares outstanding:
  Basic                                         16,839         17,884
  Diluted                                       17,901         18,347

Note: The foregoing unaudited, Condensed Consolidated Statements of Income are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the three months ended April 30, 2005 and April 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company filed the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q on June 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended April 29, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                 (In thousands except per share data)
                              (Unaudited)

                                     January 28, 2006  April 29, 2006
                                     ---------------- ----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents          $         7,344  $           852
  Accounts receivable, net                     6,455            7,918
  Inventories:
    Raw materials                              7,574           10,337
    Finished goods                           169,068          173,668
                                     ---------------- ----------------
  Total inventories                          176,642          184,005
  Prepaid expenses and other current
   assets                                     12,852           16,028
  Prepaid income taxes                             -            6,020
                                     ---------------- ----------------
    Total current assets                     203,293          214,823

NONCURRENT ASSETS:
  Property, plant and equipment, net         100,973          102,023
  Other noncurrent assets                        566              566
                                     ---------------- ----------------
    Total assets                     $       304,832  $       317,412
                                     ================ ================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                   $        42,678  $        35,168
  Accrued expenses                            52,480           41,432
  Current portion of long-term debt              971              987
  Deferred tax liability - current            10,954           10,954
                                     ---------------- ----------------
    Total current liabilities                107,083           88,541

NONCURRENT LIABILITIES:
  Long-term debt, net of current
   portion                                     4,826           17,410
  Noncurrent lease obligations                35,007           35,183
  Deferred tax liability -
   noncurrent                                  2,697            2,910
  Other noncurrent liabilities                 1,419            1,527
                                     ---------------- ----------------
    Total liabilities                        151,032          145,571
                                     ---------------- ----------------

STOCKHOLDERS' EQUITY:
  Common Stock                                   173              179
  Additional paid-in capital                  66,757           78,931
  Retained earnings                           86,870           92,731
                                     ---------------- ----------------
    Total stockholders' equity               153,800          171,841
                                     ---------------- ----------------
    Total liabilities and
     stockholders' equity            $       304,832  $       317,412
                                     ================ ================

Note: The foregoing unaudited, Condensed Consolidated Balance Sheets are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the year ended January 28, 2006 and the three months ended April 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company filed the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q on June 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended April 29, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


             JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                 (In thousands except per share data)
                              (Unaudited)

                                              Three Months Ended
                                         -----------------------------
                                         April 30, 2005 April 29, 2006
                                         -------------- --------------
Cash flows from operating activities:
  Net income                             $       6,737  $       5,861
Adjustments to reconcile net income to
 net cash used in operating activities:
  Depreciation and amortization                  3,079          3,686
  Loss on disposals of plant and
   equipment                                         3              3
  Increase in deferred tax liability             8,269            213
  Income tax benefit from exercise of
   stock options                                   952              -
  Net increase in operating working
   capital                                     (23,194)       (35,099)
                                         -------------- --------------

    Net cash used in operating
     activities                                 (4,154)       (25,336)
                                         -------------- --------------

Cash flows from investing activities:
  Capital expenditures                          (5,133)        (5,936)
                                         -------------- --------------

    Net cash used in investing
     activities                                 (5,133)        (5,936)
                                         -------------- --------------

Cash flows from financing activities:
  Borrowings under long-term Credit
   Agreement                                    24,719         25,978
  Repayments under long-term Credit
   Agreement                                   (14,719)       (13,542)
  Proceeds from long-term debt                       -            400
  Repayment of other long-term debt               (217)          (236)
  Income tax benefit from exercise of
   stock options                                     -          5,134
  Net proceeds from issuance of common
   stock                                           216          7,046
                                         -------------- --------------

    Net cash provided by financing
     activities                                  9,999         24,780
                                         -------------- --------------

Net increase (decrease) in cash and cash
 equivalents                                       712         (6,492)

Cash and cash equivalents - beginning of
 period                                          1,425          7,344
                                         -------------- --------------

Cash and cash equivalents - end of
 period                                  $       2,137  $         852
                                         ============== ==============

Note: The foregoing unaudited, Condensed Consolidated Statements of Cash Flows are excerpts from our Condensed Consolidated Unaudited Financial Statements (for the three months ended April 30, 2005 and April 29, 2006) and do not include the Notes, which are considered an integral part thereof. The Company filed the Condensed Consolidated Unaudited Financial Statements in its Quarterly Report on Form 10-Q on June 7, 2006. The foregoing unaudited financial information should be read in conjunction with the Company's Form 10-Q for the quarterly period ended April 29, 2006, as well as the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006.


     CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
              David E. Ullman, EVP/CFO, 410-239-5715
              or
              Investor Relations Voicemail, 410-239-5900

              E-commerce Address for JoS. A. Bank Clothiers, Inc.:
              www.josbank.com